FIRST AMENDMENT TO THE

TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT

with

GENEVA ADVISORS, LLC

THIS FIRST AMENDMENT dated as of November 10, 2015, to the Amended and Restated Operating Expenses Limitation Agreement, dated as of October 28, 2014 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and GENEVA ADVISORS, LLC (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to reduce the Annual Limit (as defined in the Agreement) for the Geneva Advisors Small Cap Opportunities Fund; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties; and

WHEREAS, the parties desire to revise and replace Section 4 of the Agreement and to clarify that the Agreement may be continued for additional periods of one year, or such other period as may be agreed upon by the Trust and the Adviser, upon the approval of the Board of Trustees of the Trust;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the sole purpose of reduce the Annual Limit (as defined in the Agreement) for the Geneva Advisors Small Cap Opportunities Fund, to be effective as of January 1, 2016;  and

Section 4 of the Agreement, is hereby replaced and superseded by the following:

“4. TERM. This Agreement shall become effective with respect to a Fund at the time the Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, and shall continue for an initial term of three years, unless sooner terminated by either of the parties hereto in accordance with Paragraph 5 of this Agreement. This Agreement shall continue in effect thereafter for additional periods of one year, or such other period as may be agreed upon by the Trust and the Adviser, so long as such continuation is approved for the Fund at least annually by the Board of Trustees.”

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS on behalf its series listed on Schedule A	GENEVA ADVISORS, LLC

By: /s/ John P. Buckel	By: /s/ Kurt Newsom
Name: John P. Buckel	Name: Kurt Newsom
Title: President	Title: Principal

Amended Schedule A
to the

TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED OPERATING EXPENSE LIMITATION AGREEMENT

with

GENEVA ADVISORS, LLC

Series and Class of Trust for Professional Managers	Operating Expense Limitation as a Percentage of Average Daily Net Assets
Geneva Advisors All Cap Growth Fund – Class R Shares	1.45%
Geneva Advisors All Cap Growth Fund – Class I Shares	1.10%
Geneva Advisors Equity Income Fund – Class R Shares	1.45%
Geneva Advisors Equity Income Fund – Class I Shares	1.10%
Geneva Advisors International Growth Fund – Class R Shares	1.45%
Geneva Advisors International Growth Fund – Class I Shares	1.10%
Geneva Advisors Small Cap Opportunities Fund – Class R Shares	January 1, 2016 through December 31, 2016: 1.15% January 1, 2017 through December 31, 2017: 1.35% January 1, 2018 through December 31, 2018: 1.55%
Geneva Advisors Small Cap Opportunities Fund – Class I Shares	January 1, 2016 through December 31, 2016: 0.80% January 1, 2017 through December 31, 2017: 1.00% January 1, 2018 through December 31, 2018: 1.20%
Geneva Advisors Emerging Markets Fund – Class R Shares	1.60%
Geneva Advisors Emerging Markets Fund – Class I Shares	1.25%